Exhibit 99(a)

NEWS RELEASE

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2016

HIGH POINT, N.C. (September 2, 2015) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter ended August 2, 2015.

Fiscal 2016 first quarter highlights:

■
Net sales were $80.2 million, up 5.4 percent, with mattress fabrics sales up 11.6 percent and upholstery fabrics sales down 2.6 percent.  The first quarter of fiscal 2016 had 13 weeks compared with 14 weeks for the first quarter of fiscal 2015.

■	Pre-tax income was $7.4 million, compared with $5.5 million for the prior year period.

■
Adjusted net income (non-GAAP) was $6.2 million, or $0.50 per diluted share, for the current quarter, compared with $4.5 million, or $0.37 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).  Net income (GAAP) was $4.7 million, or $0.38 per diluted share, compared with net income of $3.3 million, or $0.27 per diluted share, in the prior year period.

■
The company’s financial position remained strong with cash and cash equivalents and short term investments of $32.3 million and total debt of $2.2 million as of August 2, 2015.  Following the end of the first quarter, the company paid the final installment on its term loan with no remaining debt on the balance sheet at this time.

■	Consolidated return on capital was 34 percent compared with 26 percent in the prior year period.

■
The company paid a cash dividend of $0.06 per share and a special cash dividend of $0.40 per share during the quarter, totaling $5.7 million. Since June 2011, the company has returned a total of $35.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

■
The projection for the second quarter of fiscal 2016 is for overall sales to be in the range of three percent to six percent higher as compared with the same period last year.  Pre-tax income is expected to be in the range of $5.5 million to $6.0 million.  Pre-tax income for the second quarter of fiscal 2015 was $4.9 million.

■	The company expects fiscal 2016 to be a good year for free cash flow even after the planned $8.0 to $9.0 million in capital expenditures.

Overview

For the first quarter ended August 2, 2015, net sales were $80.2 million, compared with $76.1 million a year ago.  The company reported net income of $4.7 million, or $0.38 per diluted share, for the first quarter of fiscal 2016, compared with net income of $3.3 million, or $0.27 per diluted share, for the first quarter of fiscal 2015. The first quarter of fiscal 2016 had 13 weeks compared with 14 weeks for the first quarter of fiscal 2015.

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CFI Announces Results for First Quarter Fiscal 2016

September 2, 2015

Given the volatility in the income tax area during fiscal 2015 and previous years, the company is also reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 6). The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a few more years, due to approximately $32 million in U.S. net operating loss carryforwards as of the end of fiscal 2015.  For the first quarter of fiscal 2016, adjusted net income was $6.2 million, or $0.50 per diluted share, compared with $4.5 million, or $0.37 per diluted share, for the first quarter of fiscal 2015.  On a pre-tax basis, the company reported income of $7.4 million compared with $5.5 million for the first quarter of fiscal 2015.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We are pleased to report a solid start to fiscal 2016, with our first quarter sales and operating results better than expected, driven by strong performances in both of our businesses.  Overall, our total sales were up 5.4 percent compared with a year ago.  These results reflect favorable demand trends and positive customer response to our creative designs and diverse product offering.  Our strategic focus on innovation and product excellence continues to be the key driver of our performance in both businesses, and we intend to follow this same strategy in fiscal 2016.  Importantly, we have a scalable and global manufacturing platform that supports our ability to deliver these products and meet changing customer demand with exceptional service.  We also have the financial strength to continue making the strategic investments to support our growth.  Finally, we are especially pleased that Culp is now debt-free for the first time in our 43-year history.”

Mattress Fabrics Segment

Mattress fabrics sales for the first quarter were $47.8 million, up 11.6 percent compared with $42.8 million for the first quarter of fiscal 2015.

“Our mattress fabrics business continued to gain momentum in the first quarter of fiscal 2016 with better than expected results,” said Iv Culp, president of Culp’s mattress fabrics division.  “The higher sales for the quarter reflect favorable demand trends through the busy summer selling season.  Importantly, we continued to outpace overall industry growth as our outstanding designs and innovative product offering provide a strong competitive advantage in today’s mattress fabric marketplace.  From design to final delivery, we are doing an exceptional job in executing our vision to offer a full complement of fabrics and sewn covers across all price points and style trends, backed by excellent service.  Our products are resonating with customers who are embracing today’s more fashionable and decorative look, and we are well positioned to capitalize on these demand trends and expand our sales.  Culp has a strong value proposition that combines outstanding design capabilities with an expanded manufacturing platform focused on mirrored manufacturing and reactive capacity.

“Our improved operating results reflect solid execution of the strategic plan that we laid out at the beginning of last fiscal year, with consistent growth and progress since we began our $9.5 million capital project.  We are realizing the benefits of this expanded capacity and new equipment with greater operating efficiencies, enhanced finishing capabilities and better overall throughput.  Additionally, we benefited from some lower input costs during the quarter.

“We have completed the major work at our two North Carolina facilities, and we are now focused on expanding our operations and installing additional new equipment in our Canadian location during fiscal 2016.  Through our continued capital investments, we remain dedicated to our product delivery performance and strive to offer the best possible service to our customers.

“Overall, the fundamentals of our mattress fabrics business are strong, and we have created a strategic infrastructure that will support our continued growth and innovation.  We are also pleased with the increasing contribution from our latest venture in sewn mattress covers, which further supports our diversification strategy and enhances our strong value proposition.  We remain confident in our ability to execute our strategy with continued success in the year ahead,” Culp concluded.

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CFI Announces Results for First Quarter Fiscal 2016

September 2, 2015

Upholstery Fabrics Segment

Sales for this segment were $32.4 million for the first quarter, compared with sales of $33.2 million in the first quarter of fiscal 2015.

“Our upholstery fabrics sales were in line with our expectations for the first quarter of fiscal 2016, while our operating results improved significantly,” noted Boyd Chumbley, executive vice president of Culp’s upholstery fabrics division.  “Overall, we are pleased with our consistent execution of a product-driven strategy with a focus on creative designs and product innovation.  We have also pursued marketing strategies to diversify our customer base and expand our geographic reach.  Together, these efforts have been the key drivers of our sales and operating performance, both with existing customers and new customers.  We have continued to enhance our product mix with favorable results, and we are pleased with our recent success in reaching additional end-user markets, including increased sales with the hospitality and “lifestyle” retail markets.

“Our global platform supports these marketing efforts with the flexibility to adapt to changing furniture market trends and consumer style preferences.  China produced fabrics accounted for 93 percent of Culp’s upholstery fabrics sales during the first quarter.  This unique platform has allowed us to more effectively reach new customers, with the ability to offer a diverse product mix of fabric styles and price points with outstanding service and quality.  Our results for the first quarter also reflect a more stable cost environment in China.

“We are proud of our growing reputation as an innovative and trusted industry leader and our ability to meet the demands of our customers.  Looking ahead, we believe our strategies will continue to drive profitable growth in upholstery fabrics for fiscal 2016, especially as the overall economy and the U.S. housing market continue to strengthen,” added Chumbley.

Balance Sheet

“Maintaining a strong financial position, generating free cash flow and investing in our strategic initiatives will continue to be top priorities for fiscal 2016,” added Ken Bowling, chief financial officer of Culp, Inc.  “As of the end of the first quarter, we reported $32.3 million in cash and cash equivalents and short-term investments compared with $31.0 million a year ago.  Consistent with our capital allocation strategy, the company paid a $0.40 per share special dividend during the first quarter, along with the regular quarterly dividend of $0.06 per share, totaling $5.7 million.  Total debt was $2.2 million at the end of the first quarter of fiscal 2016, which represented the final installment on our term loan.  After the end of the quarter, we made this scheduled debt payment on August 11, with no other debt remaining on the company’s balance sheet at this time.”

Dividends and Share Repurchases

The company also announced that the Board of Directors approved the payment of the company’s quarterly cash dividend of $0.06 per share.  This payment will be made on October 15, 2015, to shareholders of record as of October 1, 2015.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

Since June 2011, the company has returned approximately $35 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Outlook

Commenting on the outlook for the second quarter of fiscal 2016, Saxon remarked, “We expect overall sales to be three percent to six percent higher as compared with the second quarter of last year.

“We expect sales in our mattress fabrics segment to be four percent to eight percent higher compared with a strong second quarter in fiscal 2015.  Operating income and margin in this segment are expected to be moderately higher than the same period a year ago.

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CFI Announces Results for First Quarter Fiscal 2016

September 2, 2015

“In our upholstery fabrics segment, we expect sales to be flat to slightly higher than the second quarter of fiscal 2015. We believe the upholstery fabric segment’s operating income and margin will be moderately higher than the same period last year.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2016 in the range of $5.5 million to $6.0 million.  Pre-tax income for last year’s second quarter was $4.9 million.

“With respect to the full year, capital expenditures for fiscal 2016 are expected to be approximately $8.0 million to $9.0 million, mostly related to expansion and efficiency improvement projects for mattress fabrics.  Additionally, the company expects a good year of free cash flow, even with the anticipated high level of capital expenditures and modest growth in working capital. Finally, although there is always uncertainty with longer term forecasts, we currently expect sales and operating performance for the second half of this fiscal year to be comparable or slightly better than the strong results achieved during the second half of last fiscal year.”

In closing, Saxon remarked, “We are pleased with a solid start to fiscal 2016.  Going forward, we are well positioned to capitalize on our core strengths – our outstanding design capabilities, innovative product offerings and a scalable and global manufacturing platform that enables us to provide exceptional service to our worldwide customers.  At the same time, we have a strong balance sheet and the financial flexibility to continue to drive innovation, enhance our operations and pursue strategic initiatives.  We are excited about the opportunities before us as we look ahead to the rest of fiscal 2016 and beyond.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company markets a variety of innovative fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced from other suppliers.  Culp has operations located in the United States, Canada, and China.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 17, 2015, for the fiscal year ended May 3, 2015.  In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for First Quarter Fiscal 2016

September 2, 2015

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	August 2,	August 3,
	2015	2014

Net sales	$80,185,000	$76,060,000
Income before income taxes	$7,408,000	$5,459,000
Net income	$4,701,000	$3,344,000
Net income per share:
Basic	$0.38	$0.27
Diluted	$0.38	$0.27

Adjusted net income	$6,245,000	$4,547,000
Adjusted net income per share
Basic	$0.51	$0.37
Diluted	$0.50	$0.37

Average shares outstanding:
Basic	12,277,000	12,212,000
Diluted	12,456,000	12,404,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended
	August 2,	August 3,
	2015	2014

Income before income taxes	$7,408,000	$5,459,000
Adjusted income taxes (2)	$1,163,000	$912,000
Adjusted net income	$6,245,000	$4,547,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $32 million in net operating loss carryforwards as of May 3, 2015. Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 15.7% for fiscal 2016 and 16.7% for fiscal 2015.

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CFI Announces Results for First Quarter Fiscal 2016

September 2, 2015

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Three Months Ended August 2, 2015, and August 3, 2014
(Unaudited)
(Amounts in Thousands)

		THREE MONTHS ENDED

		Amounts
		August 2,	August 3,
		2015	2014

Consolidated Effective GAAP Income Tax Rate	(1)	36.5%	38.7%

Non-Cash U.S. Income Tax Expense		(20.5)%	(21.2)%

Non-Cash Foreign Income Tax Expense		(0.3)%	(0.8)%

Consolidated Adjusted Effective Income Tax Rate	(2)	15.7%	16.7%

	THREE MONTHS ENDED
	As reported		As Adjusted	As reported		As Adjusted
	August 2,		August 2,	August 3,		August 3,
	2015	Adjustments	2015	2014	Adjustments	2014

Income before income taxes	$7,408		$7,408	$5,459		$5,459

Income taxes (3)	2,707	$(1,544)	1,163	2,115	$(1,203)	912
Net income	$4,701	$1,544	$6,245	$3,344	$1,203	$4,547

Net income per share-basic	$0.38	$0.13	$0.51	$0.27	$0.10	$0.37
Net income per share-diluted	$0.38	$0.12	$0.50	$0.27	$0.10	$0.37
Average shares outstanding-basic	12,277	12,277	12,277	12,212	12,212	12,212
Average shares outstanding-diluted	12,456	12,456	12,456	12,404	12,404	12,404

(1)	Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3)	Adjusted income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for First Quarter Fiscal 2016

September 2, 2015

Reconciliation of Free Cash Flow and Return on Capital
For the Three Months Ended August 2, 2015, and August 3, 2014
  (Unaudited)
  (Amounts in thousands)

Free Cash Flow Reconciliation

	Three Months Ended	Three Months Ended
	August 2, 2015	August 3, 2014
Net cash provided by operating activities	$1,055	$4,051
Minus: Capital Expenditures	(3,336)	(2,333)
Add: Proceeds from the sale of equipment	104	391
Add: Excess tax benefits related to stock-based compensation	788	99
Minus: Purchase of long-term investments	(478)	(984)
Effects of exchange rate changes on cash and cash equivalents	116	223

Free Cash Flow	$(1,751)	$1,447

Return on Capital Reconciliation

	Three Months Ended		Three Months Ended
	August 2, 2015		August 3, 2014
Consolidated Income from Operations	$7,461		$5,296
Average Capital Employed (2)	86,909		81,593

Return on Average Capital Employed (1)	34.3%		26.0%

Average Capital Employed

	August 2, 2015	May 3, 2015	August 3, 2014	April 27, 2014
Total assets	$169,872	$171,368	$154,212	$160,935
Total liabilities	(51,147)	(51,941)	(45,065)	(49,191)
Subtotal	$118,725	$119,427	$109,147	$111,744

Less:
Cash and cash equivalents	(25,933)	(29,725)	(24,665)	(29,303)
Short-term investments	(6,336)	(10,004)	(6,311)	(6,294)
Long-term investments	(2,893)	(2,415)	(1,749)	(765)
Income taxes receivable	(142)	(229)	(136)	(121)
Deferred income taxes - current	(6,986)	(4,790)	(6,203)	(6,230)
Deferred income taxes - non-current	(412)	(447)	(973)	(2,040)
Current maturities of long-term debt	2,200	2,200	2,200	2,200
Line of credit	-	-	569	586
Income taxes payable - current	392	325	387	442
Income taxes payable - long-term	3,634	3,792	4,037	3,962
Deferred income taxes - non-current	4,064	1,050	1,013	1,013
Deferred compensation	4,280	4,041	3,632	2,644
Long-term debt, less current maturities	-	-	2,200	2,200
Total Capital Employed	$90,593	$83,225	$83,148	$80,038

Average Capital Employed (2)	$86,909		$81,593

Notes:

(1)
Return on average capital employed represents operating income for the three month period ending August 2, 2015, or August 3, 2014, times four quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, line of credit, current and noncurrent deferred tax assets and liabilities, income taxes receivable and payable, and deferred compensation.

(2)
Average capital employed used for the three months ending August 2, 2015, was computed using the two quarterly periods ending August 2, 2015, and May 3, 2015. Average capital employed used for the three months ending August 3, 2014, was computed using the two quarterly periods ending August 3, 2014, and April 27,2014.

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